Exhibit (p)(13)

PERSONAL CODE OF ETHICS

●   Personal Account Dealing

●   Outside Business Activities

●   Gifts, Entertainment and Other Benefits Received

●   Political Activities

Initial Adoption: August 1, 2017

Effective: January 1, 2023

Last Revised: November 11, 2022

Version: 3.3

Public

Personal Code of Ethics

Personal Code of Ethics

1  Overview

1.1   Policy Statement

Janus Henderson is entrusted with the assets of our clients for investment purposes. As a result, we have an obligation to place our clients’ interests before our own and manage conflicts of interest fairly. The Personal Code of Ethics (the “Code”) provides a set of rules and principles to ensure that we meet that obligation when we engage in personal account dealing, conduct outside business activities, receive gifts, entertainment and meals, and participate in political activities.

While the Code sets out a number of requirements, prohibitions and conditions, it does not cover every possible scenario and cannot be a replacement for your good judgment. Where the application of the Code is unclear, you should evaluate your proposed course of conduct against the following values and/or consult with Compliance:

●	We place the interests of our clients first.
●	We are honest and forthright in words and actions.
●	We avoid, mitigate and/or disclose relevant conflicts of interest.
●	We comply with applicable laws, rules and regulations.
●	We hold each other accountable by reporting any violations of the Code.

The Code has been drafted to comply with laws, rules and regulations of the various jurisdictions where Janus Henderson operates.

1.2   Scope

Except as otherwise noted, the Code applies to all Employees of Janus Henderson. The Code also applies to directors, trustees, officers and employees of funds sponsored by Janus Henderson to the extent those funds have adopted the Code as their own. The independent trustees of the Janus Investment Fund, Janus Aspen Series, Janus Detroit Street Trust and Clayton Street Trust are subject only to specific obligations and restrictions in Appendix 4 – Policies for Independent Fund Trustees.

1.3   Roles and Responsibilities

Employees will attest to their receipt of the Code at hire, on an annual basis and anytime material amendments to the Code are made. In attesting to the Code, Employees agree to their understanding of the Code and agree to comply with the requirements of the Code.

Compliance administers and monitors adherence to the Code, including by reviewing disclosures, providing training and identifying violations. Compliance also maintains and oversees the maintenance of certain records in accordance with applicable legal and regulatory requirements.

The Ethics & Conflicts Committee provides oversight of the Code, including by reviewing exceptions and addressing violations. The Ethics & Conflicts Committee reviews the Code on a periodic basis in line with business changes and changes to regulation.

The Janus Investment Fund, Janus Aspen Series, Janus Detroit Street Trust and Clayton Street Trusts’ Boards of Trustees must approve any material amendments to the Code.

Personal Code of Ethics

1.4   References

The Code is designed to ensure compliance with laws, rules and regulations applicable to Janus Henderson’s business across the globe, including but not limited to:

●	Section 206 of the US Investment Advisers Act of 1940
●	Section 17(j) of the US Investment Company Act of 1940
●	SEC Rule 17j-1, Personal Investment Activities of Investment Company Personnel
●	SEC Rule 204-2, Books and Records To Be Maintained by Investment Advisers
●	SEC Rule 204A-1, Investment Adviser Codes of Ethics
●	SEC Rule 206(4)-5, Political Contributions by Certain Investment Advisers
●	FINRA Rule 3320, Influencing or Rewarding the Employees of Others
●	FINRA Rule 3270, Outside Business Activities of Registered Persons
●	FINRA Rule 3280, Private Securities Transactions of an Associate Person
●	FCA COBS 2.3 and 2.3A, Inducements
●	FCA COBS 11.7 and 11.7A, Personal Account Dealing
●	Hong Kong SFC Code of Conduct for Persons Licensed by or Registered with the SFC Section 12.2
●	IMAS Code of Ethics & Standards of Professional Conduct 2.12, Personal Conduct and Training
●	IMAS Code of Ethics & Standards of Professional Conduct 2.14, Gifts and Entertainment
●	ASX Listing Rules 12.9 et seq., Trading Policy
●	Section 38 and 166 of Financial Instruments and Exchange Act
●	NYSE Listing Rules 303A.10, Code of Business Conduct and Ethics Requirements

The Code complements and should be read in conjunction with other policies that address ethics and conflicts, such as the Code of Business Conduct, the Conflicts of Interest Policy, the Market Abuse Policy, the Share Trading Policy and the Anti-Bribery and Corruption Policy.

1.5   Escalation Requirements

Failure to adhere to any of the requirements of the Code or report violations may result in a breach of the Code. The Company takes breaches very seriously. Any potential violation of the provisions of the Code will be investigated by Compliance and may be reported to the Ethics & Conflicts Committee. If a determination is made that a violation has occurred, Janus Henderson may impose appropriate sanctions, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Material violations of our personal account dealing rules will be reported promptly to the respective boards of trustees/managers of the Janus Henderson Products or relevant committees of the boards.

To report suspected violations of the Code, you should contact Compliance. If you feel uncomfortable reporting directly to Compliance, you may also report suspected violations to our independent hotline provider on an anonymous or identified basis via web at https://janushenderson.ethicspoint.com or telephone at 844.765.6701 (U.S.), 0808.234.9715 (UK) or AT&T Direct Access Code + 844.765.6701 (Other). The Company will not tolerate any discrimination, harassment or retaliation against anyone who makes a good faith report or assists in an investigation.

2   Definitions

See Appendix 1 – Definitions.

Personal Code of Ethics

3  Policy Requirements

3.1     Personal Account Dealing (“PAD”)

3.1.1  Key Principles

Your Personal Account Dealing may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose brokerage accounts and holdings, disclose and receive approval for any Personal Account Dealing and conduct approved securities transactions in accordance with the requirements of this Code.

You must carefully consider the nature of your Janus Henderson responsibilities— and the type of information that you might be deemed to possess in light of any particular securities transaction—before engaging in any investment-related activity or transaction. In addition:

●	You may not improperly benefit by causing a client to act, or fail to act, in making investment decisions.
●	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated client transactions.
●	You must preclear all of your personal trades and subsequently execute your trades in accordance with stated timeframes
●	Where applicable, you must execute all of your personal trades with Approved Brokers as outlined below.
●

No dealing is permitted that is in conflict with the interests of our clients, the parameters set by the PADPAD policy, or the restrictions imposed by Janus Henderson restricted/embargo lists. This includes any dealing that can be interpreted as an attempt to circumvent the requirements of the PAD policy, such as “spread betting” on Covered Securities.

●	You may not deal on the basis of material non-public (inside) information.

3.1.2  Approved Brokers

All Employees located in the U.S. and the U.K. are required to maintain Reportable Accounts at, and execute all transactions in Covered Securities through, one or more Approved Brokers. All Reportable Accounts held with a non-Approved Broker must be moved to an Approved Broker within 90 days of your start date unless the account qualifies for an exception.

See Approved Broker Guidelines for the current list of Approved Brokers and exceptions.

3.1.3  Disclosure Requirements

Within 10 calendar days of your start date, you must disclose (i) all Reportable Accounts and (ii) all Covered Securities and Janus Henderson Products in which you have Beneficial Ownership. Reportable Accounts are brokerage or other accounts in which you have Beneficial Ownership and that hold or can hold Covered Securities or Janus Henderson Products.1

1 See Appendix 2 – PAD Guidelines for more detailed information on Beneficial Ownership and Covered Securities.

Personal Code of Ethics

On an ongoing basis, you must promptly disclose any newly opened Reportable Accounts before executing any transactions. Please note that any new accounts must be consistent with the Approved Broker Guidelines discussed in section 3.1.2 above. You must also timely disclose transactions in Covered Securities and holdings in Janus Henderson Products as outlined below.

●	Electronic feeds – If you hold relevant accounts with an Approved Broker, you must allow your broker to provide Compliance with transactions and holdings data via electronic feed.
●

Employee uploads – If you hold relevant accounts with a non-Approved Broker, you must enter the trade details and upload the trade confirmation/contract notes into MCO within 7 days of executing a precleared trade. Additionally, you must complete periodic attestations that you have disclosed all of your trades in Covered Securities and holdings in Janus Henderson Products as and when required by Compliance.

On an annual basis, you must attest that you have disclosed (i) all Reportable Accounts and (ii) all Covered Securities and Janus Henderson Products in which you have Beneficial Ownership. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

3.1.4  Preclearance Requirements

You must preclear any transactions in Covered Securities in which you have Beneficial Ownership (i.e., generally any trades by you, your spouse or partner, your dependent children and other dependents living in your household) via MCO unless the transaction meets one of the exceptions noted in section 3.1.6.

You are prohibited from transacting in Covered Securities while in the possession of material non-public (inside) information, which may include knowledge of client transactions in the security. All preclearance requests are evaluated for potential client conflicts or market abuse, including by comparing against the Janus Henderson trade blotter and restricted/embargoed list. If you are requesting to trade a Covered Security that you cover or that is an eligible investment for client accounts you manage or advise, you must explain why the trade does not present any client conflicts via the preclearance form in MCO.

All approvals and denials will be communicated from MCO via email. Generally, most requests are approved or denied immediately and automatically through application of rules in MCO; however, some requests may take longer to evaluate depending on the specifics of the security and the transaction.

If your requested transaction is approved and you choose to transact, you must place and execute your transaction by the close of business on the day after you receive an approval email from MCO. If the day after the date of preclearance approval is a market holiday or a weekend, then you must place and execute the transaction by the close of business on the day you receive approval. If your trade has a delayed execution date (e.g., an illiquid or unlisted security), you should request an exception from Compliance.

If the transaction is not placed and executed within the approved timeframe, then you must submit a new preclearance request in MCO. Limit orders are allowed only if they are set to expire within the preclearance approval window.

Private Placements and Limited Offerings

You must preclear transactions in Covered Securities offered as part of a private placement or limited offering, including transactions in private funds managed by Janus Henderson or other investment advisers, via the Private Placement/Limited Offering form in MCO. To allow sufficient time for your preclearance request to be evaluated, please submit your request at least two weeks in advance of the proposed transaction date. In determining whether approval should be given, Compliance will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the individual by virtue of his or her position with Janus Henderson. Contact Compliance for assistance with these requests.

Personal Code of Ethics

Initial Public Offerings (IPOs)

You are generally prohibited from participating in IPOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from Compliance, in consultation with the Ethics & Conflicts Committee. Contact Compliance for advice and direction.

3.1.5 Conditions and Restrictions

Blackout Periods

Generally, you will not be granted preclearance to deal in a Covered Security when there is a pending buy or sell order for a client in that same security. Additionally:

●	Access Persons will generally not be granted preclearance to trade in a Covered Security within one (1) business day after a client trade occurs in the same security.
●	Investment Persons will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days after a client trade occurs in the same security.

Best Price Rule

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before a client trade is executed in the same security and (2) receive a price advantage over the client’s trade, you may be required to surrender the price advantage. The Best Price Rule is generally applied to all trades executed by portfolio managers, research analysts and traders. Additionally, it may be applied to any employee’s trade that was not appropriately precleared. All applications of the Best Price Rule are reported to the Ethics & Conflicts Committee.

Minimum Holding Periods

In order to prevent opportunistic or speculative trading, you must hold Covered Securities for certain minimum holding periods prior to profiting on the investment. The holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (for short sales), of the same Covered Security (or its equivalent) where a profit will occur. With respect to derivatives, any transaction to close out a derivative position cannot be executed until the end of the holding period.

Minimum holding periods for Covered Securities are as follows:

Profile	ETFs/ETNs (Including Janus Henderson ETFs/ETNs)	All Other Covered Securities
Access Person	One week (7 calendar days)	Three months (90 calendar days)
Investment Person		Six months (180 calendar days)

The holding period starts the day after execution of your trade. Profit calculations are made using the “first-in, first-out” (FIFO) method.

Personal Code of Ethics

3.1.6 Exceptions

Excluded Transactions

The following transactions in Covered Securities are excluded from the trading restrictions described in sections 3.1.4 and 3.1.5:

●	In-kind transfers of securities other than JHG securities;
●	Acquisitions as a result of gift or inheritance;
●	Acquisitions as a result of a corporate action;
●	Acquisitions of an employer’s securities through a stock grant;
●	Purchases or sales that are not Employee-directed, including:
◾	Purchases of an employer’s securities through that employer’s retirement plan or stock purchase plan;
◾	Sales in response to broad-based tender offers;
◾	Broker-initiated transactions related to fees or other administrative actions;
◾

Purchases that are part of an automatic investment plan that has been disclosed to and approved by Compliance. Please note that any modifications to an automatic investment plan, including purchases that override the pre-set schedule or allocation, must also be disclosed to and approved by Compliance.

Please note any Employee-directed transactions in securities acquired through the circumstances listed above are subject to all trading restrictions of the PAD policy.

Discretionary Accounts

The trading restrictions outlined above do not apply to trades in Reportable Accounts over which you have no direct or indirect influence or control (“Discretionary Accounts”). In order to rely upon this provision, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee and receive approval from Compliance.

On an ongoing basis, you must immediately inform Compliance if you terminate any approved advisory relationship, make management changes or otherwise exercise control over trading in the discretionary account. On an annual basis, you must acknowledge and attest that: (i) you have had no direct or indirect influence or control over the trading decisions in your discretionary account(s); and (ii) you did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

Please note that discretionary accounts still require disclosure in MCO and are still prohibited from participating in the purchase of IPOs. Additionally, transactions in Janus Henderson Group plc equity securities and participation in private placements and limited offerings still require preclearance.

Hardship

Where the restrictions outlined above would cause undue financial hardship due to your personal circumstances, you may request an exception. Any exception granted requires the review and approval from Compliance and will be reported to the Ethics & Conflicts Committee.

3.1.7 Trading in Janus Henderson Products

Janus Henderson serves as the adviser or subadviser to a variety of investment products including U.S mutual funds, ETNs, ETFs, UCITS, OEICs, other open-end funds, investment trusts and private/commingled funds. Any Employee holdings in Janus Henderson Products must be disclosed in MCO. Unless they are also Covered Securities, transactions in Janus Henderson Products do not need to be precleared.

Personal Code of Ethics

Please note that you are discouraged from engaging in short-term or speculative transactions in Janus Henderson Products where such trading is inconsistent with its intended use. You are also prohibited from trading in any Janus Henderson Products while in the possession of material non-public (inside) information concerning it. Such information may include knowledge of material liquidity challenges, material valuation actions, material redemptions or material changes to portfolio management. Please contact Compliance for advice and direction. Additional restrictions may apply to certain Janus Henderson Products as outlined below.

Janus Henderson U.S. Mutual Funds

You are not required to preclear transactions in Janus Henderson U.S. Mutual Funds (specifically funds in the Janus Investment Fund or Janus Aspen Series); however, a minimum holding period of 90 days is required for all Employee trades in these funds. The holding period is applicable for any purchase and subsequent sale of the same fund where a profit will occur and starts the day after execution of the trade and lasts through the 90th day. The restriction is calculated using a “first in, first out” (FIFO) basis. The holding period does not apply to acquisitions or sales of a fund where it is executed without instruction from the Employee (e.g., automatic dividend reinvestments, share plan investing etc.).

Janus Henderson Investment Trusts2

Janus Henderson investment trusts are treated the same as all other investment trusts under the Code. See sections 3.1.4 and 3.1.5. Please note that investment trusts may be placed on the restricted/embargoed list, including during any “closed periods.” All preclearance requests for Janus Henderson investment trusts will be blocked pending checks for risks such as closed periods or involvement in buy-back programmes.

Fund managers of Janus Henderson investment trusts should be aware of the specific regulatory risks associated with personal investments in their trusts and should consult Compliance if they consider that there might be any potential conflict or market conduct risk associated with a proposed personal account trade.

Janus Henderson Exchange Traded Products

Janus Henderson ETFs/ETNs are treated the same as all other ETFs/ETNs under the Code. See Sections 3.1.4 and 3.1.5.

Janus Henderson Private Funds or Commingled Pools

Janus Henderson private funds and commingled pools are treated the same as all other limited offerings and private placements under the Code. See sections 3.1.4 and 3.1.5. As noted there, Preclearance requests should be submitted in MCO via the Private Placement/Limited Offering form at least two weeks in advance of the proposed investment date.

3.1.8 Trading in Janus Henderson Group plc Securities

Your transactions in securities issued by Janus Henderson Group plc (JHG) (“JHG securities”) are subject to all trading restrictions of the PAD policy and the Janus Henderson Group Share Trading Policy, including preclearance via MCO and minimum holding periods. You are prohibited from trading in any JHG securities while in the possession of material non-public (inside) information concerning it. You may also only transact in JHG equity securities during an open window period. The window period generally opens the day after Janus Henderson publicly announces its quarterly earnings and closes at each quarter end.

Please note that all of your trades in JHG securities will be closely monitored and scrutinized. You may not engage in transactions in JHG securities if they are speculative or short-term in nature (e.g., short sales, transactions in “put” or “call” options or similar derivative transactions). In addition, you may not engage in any

2 A list of these Investment Trusts can be found here,

Personal Code of Ethics

hedging or monetization transactions with respect to JHG securities or engage in other dealing that can be interpreted as an attempt to circumvent the requirements of the PAD policy. The Janus Henderson Group Share Trading Policy provides additional guidance on the trading of JHG securities.

Please note that you must obtain preclearance via MCO for all employee-directed acquisitions or dispositions of JHG equity securities, including in-kind transfers where ownership of the shares changes (e.g., charitable gift).

You must also obtain preclearance for transactions in JHG equity securities in “discretionary accounts.”

Certain transactions are exempt from preclearance requirements as set out in section 3.1.6; however, any Employee-directed transactions which follow are subject to all other applicable restrictions of the PAD policy.

3.2    Outside Business Activities (OBA)

3.2.1 Key Principles

Your business activities outside of work may present a conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose and receive approval for OBA and conduct approved activities in accordance with the requirements of this Code.

●	Any OBA that involves a significant amount of time or provides a significant amount of income may present a conflict.
●	Any OBA that is investment-related, including activities on behalf of a non-profit, may present a conflict.
●	Any OBA that involves service on the board of directors of a publicly traded company may present a conflict and will generally not be permitted.
●	At all times, the interests of the Company and its clients take priority over the outside business activities of Employees.

3.2.2 Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any of the following OBAs:34

●	Serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;
●	Serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; and
●

Engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with the Company, its shareholders or clients, or other risk (e.g., operating a blog that provides financial advice).

You are not required to disclose uncompensated service as a non-director, non-officer, non-executive management employee or volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners or resident association), unless you will be performing investment-related functions on its behalf.

3 FINRA obligation: If you are a FINRA-licensed person, please consult with Distribution Compliance on the disclosure obligations in relation to outside directorships and other business interests.

4 Hong Kong SFC obligation: If you are a Hong Kong SFC-licensed person, please consult with local compliance on the disclosure obligations in relation to outside directorships and other business interests.

Personal Code of Ethics

Upon joining the Company, you must submit a request for approval in MCO before continuing any existing OBA. Additionally, prior to commencing any new OBA, you must submit a request for approval in MCO.

You must abide by the Company’s decision as to whether to permit an OBA and, if so, any conditions it places on your participation in the OBA.

You are required to keep your OBA disclosures current and accurate by promptly notifying Compliance of any relevant changes to your status (e.g., you are now serving on the investment committee) or the entity’s status

(e.g., the company has become or is becoming publicly-traded). You must attest to the accuracy and completeness of your OBA disclosures in MCO annually.

3.2.3 Approval Process

Compliance reviews and approves your OBA request if it does not present any actual or potential conflict or other risk. Compliance escalates your request to the Ethics & Conflicts Committee and your direct manager, as appropriate, if the activity presents perceived, actual or potential conflict. The Ethics & Conflicts Committee reviews and approves or denies any requests escalated by Compliance.

In deciding whether to approve the activity, Compliance, your direct manager and/or the Ethics & Conflicts Committee will consider whether the OBA presents any conflict or other risk and, if so, whether that conflict or risk can be effectively mitigated. Your request will not be denied without good cause. Compliance, your direct manager and/or the Ethics & Conflicts Committee may impose any conditions on your participation in the OBA reasonably necessary to manage any conflicts or risks, including but not limited to requiring periodic certifications.

As a general rule, you will not be allowed to serve on the board of directors of any company with publicly traded equity or debt.

3.3    Gifts, Entertainment and Other Benefits Received

3.3.1 Key Principles

Your receipt of Gifts, Entertainment or Other Benefits from Business Relationships may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose and receive approval for Gifts, Entertainment or Other Benefits received or intended to be accepted from a Business Relationship in accordance with the requirements of this Code.

You must follow the restrictions that apply to your jurisdiction and business as set forth in the relevant regional rules in Appendix 3. Employees located or doing business in the UK and Europe are generally limited to receiving certain minor non-monetary benefits, including hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training event.

Regardless of your business unit and location, you may not:

●

Receive cash, cash equivalents, loans or personal services on behalf of Janus Henderson, even if these fall within the limits outlined in the Appendices. This includes gift cards or certificates if they can be redeemed for cash.

●	Receive special discounts unless they are available to all other Employees (e.g., a discount coupon from a retail store).

Personal Code of Ethics

●	Receive a Gift, Entertainment or Other Benefit if it could be perceived by others as a bribe or consideration for a business favour.
●	Receive a Gift, Entertainment or Other Benefit that would be embarrassing to you or Janus Henderson if made public.
●	Request a Gift, Entertainment or Other Benefit from a Business Relationship.

3.3.2 Disclosure and Approval Requirements

You are required to promptly disclose any Gifts, Entertainment or Other Benefits that you receive or wish to accept to the extent they exceed the relevant Disclosure Threshold described in the Appendices. You are also required to seek pre-approval for any Gifts, Entertainment or Other Benefits that you receive or wish to accept to the extent they exceed the relevant Individual or Annual Limit described in the Appendices or are otherwise restricted.

The Appendices outline for each jurisdiction:

●	Prohibitions
●	Disclosure Thresholds
●	Individual Limits
●	Annual Limits
●	Other rules or guidelines.

The described thresholds and limits apply to the total, fair market value of the Gift, Entertainment or Other Benefits, including any associated meals, drinks, tickets, transportation, etc. For the avoidance of doubt, fair market value is the greater of the value at which it could be purchased in the open market and the face value or cost to the Business Relationship. Any Annual Limits per provider apply to the combined total of all Entertainment received from the Business Relationship, including Business Meals. All Individual and Annual Limits related to Business Meals are exclusive of tax and gratuity.

You are required to attest at least annually that you have disclosed all Gifts, Entertainment or Other Benefits required to be disclosed and that you have not received any Gifts, Entertainment or Other Benefits outside of the Code requirements.

Industry Conferences, Seminars and Events

You may be invited to industry conferences, seminars and events where the event sponsor or another third party offers to pay for your travel, lodging, food, drink and conference fees. You must seek pre-approval in MCO for any accommodations you wish to accept to the extent the aggregate value exceeds the relevant Individual or Annual Limit described in the Appendices or the accommodations are otherwise restricted. Any offer of separate excursions or entertainment (e.g., golf outings, boating trips, etc.) associated with the conference/seminar/event should be detailed in the pre-approval request. Your request should also include the business rationale for accepting the accommodations vs. expensing the costs to JHI.

3.3.3 Approval and Exceptions Process

Any Gift, Entertainment or Other Benefit whose value exceeds the relevant Individual or Annual Limit, or that is otherwise impermissible due to restrictions described in the Appendices constitutes an exception to the Code. Compliance and your direct manager will generally review and approve or deny any exceptions to the Code. The receipt of Gifts, Entertainment and Other Benefits in excess of the Individual or Annual Limits by the CEO is subject to review and approval by the Chairman of the Janus Henderson Board. The receipt of Gifts, Entertainment and Other Benefits in excess of the Individual or Annual Limits by other members of the Executive Committee is subject to review and approval by the CEO. In connection with the approval of an exception, the

Personal Code of Ethics

Company may impose additional conditions or restrictions on the receipt of the Gifts, Entertainment or Other Benefits, including but not limited to requiring the Employee to reimburse the Business Relationship or donate to an appropriate charitable organization the amount by which the fair market value of the Gift, Entertainment or Other Benefit exceeds the relevant Individual Limit. Exceptions are reported to the Ethics & Conflicts Committee.

If, after you have received Gifts, Entertainment or Other Benefits, you or Compliance determine the value is over the relevant Individual or Annual Limit or is otherwise inappropriate, your direct manager and Compliance will work with you to resolve the issue and ensure that you remain compliant with the Code and local regulations. In the event an Employee receives a Gift over the applicable limit, the Employee will be required to return the Gift or, at the direction of Compliance and the Ethics & Conflicts Committee, (1) pay the fair market value of the Gift and keep it, (2) donate the Gift to charity or (3) dispose of the Gift.

3.4    Political Activities

3.4.1 Key Principles

Your participation in Political Activities and your making of Political Contributions may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you5 must disclose and receive pre-approval for Political Activities and Political Contributions and conduct approved activities in accordance with the requirements of this Code.

●	Only Covered Associates are allowed to solicit investment advisory services business from U.S. Government Entities.
●	You are prohibited from directly or indirectly using a third party to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance.
●	You are prohibited from performing any act which would result in a violation of the Code whether directly or through or by any other person or means.
●

No Employee may undertake any Political Activity (1) using the Company’s name, (2) during working hours, (3) on the Company’s premises and/or (4) with the use of Company’s equipment, property, funds or personnel without obtaining pre-approval from Compliance.

●	At all times, the interests of the Company and its clients take priority over the personal political interests of Employees.

3.4.2 Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any Political Activities or Political Contributions of yourself or the Company. All executive officers of SEC-registered investment advisers are also required to disclose and seek pre-approval for any Political Activities or Political Contributions of their family members (i.e., a spouse, domestic partner or minor children). You should submit all requests for pre-approval to Compliance via MCO.

Any Political Contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of the Code.

5 For purposes of these Political Activities disclosure and pre-clearance rules alone, the terms “you” and “Employee” do not cover contractors.

Personal Code of Ethics

3.4.3 Approval and Exceptions Process

You must obtain written approval from Compliance prior to making any Political Contribution or engaging in any Political Activity on behalf of yourself or the Company. All officers must also obtain written approval from Compliance before a family member (i.e., a spouse, domestic partner or minor children) makes a Political Contribution or engages in any Political Activity.

Compliance, and Legal as necessary, will review all requests to determine whether they are permissible based on the requirements of the Code as well as applicable federal, state and local restrictions.

In general, you may make Political Contributions of $150 (U.S. or local equivalent) to a candidate per election, subject to Compliance approval. Primary and general elections are considered separate elections. You may request exceptions to the $150 limit, which may be reviewed by representatives of the Legal and Compliance departments. In certain cases, exception requests may be escalated to the CEO for approval. The Company’s Political Activities and Political Contributions must be approved by the Executive Committee.

In general, contributions to and activities for charitable organizations, such as 501(c)(3)s, are not typically considered Political Activities or Contributions; however, you must keep in mind the anti-circumvention provisions of the Code (see Section 3.4.4). If you are unsure if a particular contribution or activity would comply with the Code and legal or regulatory requirements or require pre-approval, please consult with Compliance.

3.4.4 Conditions and Prohibitions

You are expected to exercise good judgment when engaging in Political Activities, making Political Contributions or otherwise using political influence. You must consider any actual, potential or apparent conflicts of interests when engaging in Political Activities or making Political Contributions. Regardless of amount, all Political Contributions must be entirely voluntary and unlikely to influence the candidate’s judgment regarding any continued or future investment advisory services business.

You are prohibited from making Political Contributions when the solicitation or request for such contribution implies that continued or future business depends on making such contributions. Similarly, no Political Activities should be performed nor Political Contributions made that create the appearance that the Company stands to receive preferential treatment in the selection of investment advisory services.

The Company and its Covered Associates are flatly prohibited from “bundling”, pooling or otherwise facilitating contributions or soliciting, directly or indirectly, contributions on behalf of candidates for state and local office and payments to state or local political parties. This includes activities such as serving on a candidate’s campaign finance committee, hosting fundraisers or otherwise engaging in political fundraising for Officials and state and local political parties, including political action committees (PACs) and inaugural and transitional expenses. For example, merely having one’s name appear in letterhead or any other portion of a fundraising letters or sponsoring a meeting or conference that features a government official as an attendee or guest speaker and involves fundraising may be considered soliciting contributions for a candidate or party.

In addition, any payments and/or contributions to state and local parties made to a PAC controlled by an SEC-registered investment adviser or any of its Covered Associates, either directly or indirectly, are strictly prohibited. As a result, Covered Associates and, for executive officers of SEC-registered investment advisers, members of their households are strictly prohibited from establishing, controlling or being involved with a PAC or any other entity that makes Political Contributions.

You are prohibited from performing any act that would result in a violation of the Code directly or through or by any other person or means. This means that you may not use other persons or entities, including affiliated entities or unaffiliated PACs, as “conduits” to circumvent applicable laws, rules, regulations and/or the Code.

Personal Code of Ethics

3.4.5 Soliciting U.S. Government Entities on Behalf of SEC-Registered Advisers

Only Covered Associates are allowed to “solicit” investment advisory services business from U.S. Government Entities. Soliciting in this context means any direct or indirect communication with a U.S. Government Entity for the purpose of obtaining or retaining investment advisory services business. The following are examples of when such solicitation could result:

●	leading, participating in or merely being present at a sales/solicitation meeting with a U.S. Government Entity;
●	otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a U.S. Government Entity;
●	signing a submission to a Request for Proposal in connection with investment advisory business;
●	receiving a sales commission, servicing trailer, finder’s fee or other compensation for helping an investment adviser obtain or retain investment advisory business with a U.S. Government Entity; or
●	making introductions between officials of a U.S. Government Entity and an investment adviser.

Compliance will notify individual Employees of his or her status as a Covered Associate and will maintain and update these lists as necessary. Compliance will work with Human Resources to screen potential hires and internal transfers who may be entering or exiting Covered Associate status to ascertain if their Political Contributions have or have not exceeded the applicable de minimis limits prescribed by any legal, regulatory or contractual limitations.

No Employee may directly or indirectly use a third party or an affiliate (i.e., anyone who is not an Employee of the SEC-registered investment adviser) to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance. Among other things, Compliance will vet any potential third party to determine if it is a permissible placement agent under SEC Rules 206(4)-1 and 206(4)-5.

Personal Code of Ethics

Appendix 1 – Definitions

Access Person: Any Employee who has access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any client account. All persons covered by the Personal Account Dealing rules are deemed Access Persons.

Annual Limit: The maximum fair market value of Gifts, Entertainment or Other Benefits that can be received from a single provider over the course of a year, absent an exception. The Annual Limit is combined for Business Meals and Entertainment.

Approved Brokers: Those brokers that provide Compliance with transactions and holdings data via electronic feed into MCO. A current list of Approved Brokers can be found in the Approved Broker Guidelines.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix 2 for more detailed information on Beneficial Ownership.

Business Meals: A meal which the Business Relationship pays for and whose primary purpose is to discuss business. If the meal accompanies a form of Entertainment, it should be disclosed in conjunction with the Entertainment.

Business Relationship: Any person or entity that does or seeks to do business with or on behalf of Janus Henderson or any client.

Closed Period: The time period between the completion of a listed company’s financial results and the announcing of these results to the public.

Covered Associate: Employees who are identified by Compliance based upon requirements of Rule 206(4)-5, including but not limited to members of sales teams, Compliance, Legal, Investments, Marketing, the Executive Committee and certain department heads.

Covered Securities: In general, any securities (and derivatives thereof), including but not limited to individual stocks and bonds, exchange-traded products (ETFs and ETNs), closed-end funds, private placements and limited offerings. See Appendix 2 for a detailed list of Covered and Non-Covered securities.

Disclosure Threshold: The fair market value above which Gifts, Entertainment or Other Benefits are required to be disclosed.

Employees or You: All employees of Janus Henderson, as well as certain contactors as identified by Compliance.

Entertainment: A sporting event, concert, theatre performance, outdoor activity, reception, cocktail party, Business Meal or any other event that the Business Relationship pays for. In order to qualify as Entertainment, the Business Relationship must attend the event with you.

Ethics & Conflicts Committee: Governance committee composed of senior leaders throughout Janus

Henderson Group. The Committee meets quarterly, or more often as needed, to review potential violations of the Personal Code of Ethics, our Code of Business Conduct and other related policies.

FCA: Financial Conduct Authority – a UK regulator.

Personal Code of Ethics

Gift: Any item of value that is received from a current or prospective Business Relationship. Entertainment that the Business Relationship pays for, but does not attend, qualifies as a Gift.

Individual Limit: The maximum fair market value of Gifts, Entertainment or Other Benefits that can be received from a single provider in connection with a single event or single day, absent an exception.

Investment Person: An Access Person who also makes or participates in making, decisions regarding the trading of securities in any client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations, compliance, investments, product development and ExCo members.

Janus Henderson or the Company: Janus Henderson Group plc, its affiliates and its subsidiaries.

Janus Henderson Products: Any fund or product for which JHG acts as an investment adviser, sub-adviser or principal underwriter (e.g., mutual funds, exchange-traded products, UCITS funds, investment trusts, commingled pools, hedge funds or subadvised products)

MyComplianceOffice (MCO): The monitoring system utilized for all personal compliance disclosures including Personal Account Dealing.

Outside Business Activity (OBA): Any personal activities outside of work subject to the disclosure and pre- approval requirements described in sections 3.2.2.

Other Benefit: Any other non-cash value that is received from a current or prospective Business Relationship other than a Gift or Entertainment, such as conference or seminar fees.

Personal Account Dealing (PAD): The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Code.

Political Activity: Any activity that directly or indirectly supports a candidate’s campaign for governmental office, including but not limited to: (1) hosting fundraisers for candidates, committees and parties; (2) using your name or the Company’s name on fundraising literature; (3) “bundling” or coordinating contributions on behalf of others; (4) volunteering to make phone calls or canvas neighbourhoods; (5) participating in a PAC; (6) giving endorsements; or (7) serving on a candidate’s election committee.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value for: (1) the purpose of influencing any election for governmental office; (2) the payment of debt incurred in connection with any such election; or (3) transition or inaugural expenses incurred by the successful candidate for governmental office. Political Contributions include both monetary contributions and in-kind contributions. For example, if an Employee pays for services, provides facilities or a personal residence (e.g., to host a reception), or uses other resources to benefit any candidate, political party, political organization, inaugural committee or transition team, these activities could be considered Political Contributions.

Reportable Accounts: All brokerage accounts and any other accounts in which the Employee has Beneficial Ownership and that hold or can hold Covered Securities or Janus Henderson Products.

SEC: U.S Securities and Exchange Commission – a U.S. regulator.

U.S. Government Entity: Any U.S. state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

Personal Code of Ethics

Appendix 2 – PAD Guidelines

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to the Code requirements:

●	equities – listed and unlisted shares
●	fixed income instruments
○	corporate
○	municipal
○	closely held
○	bonds and other direct debt instruments issued or guaranteed by governments of developing countries or in emerging markets.
●	ADRs, EDRs, GDRs or any other depository receipt
●	all ETFs/ETNs[6] (including Janus Henderson ETFs/ETNs)
●	closed-end funds
●	hedge funds
●	special purpose acquisition companies (SPACs)
●	private placements and limited offerings (including private funds, venture capital trusts (VCTs), and security token offerings or initial coin offerings related to crypto-currencies)
●	investment trusts, including Janus Henderson-managed investment trusts and real estate investment trusts (REITs)
●

investments listed above held in a wrapped product, such as an Individual Savings Account (ISA), Self-Invested Personal Pension (SIPP), Enterprise Investment Scheme (EIS), Seed Enterprise Investment Scheme (SEIS), etc.

Any investment that you are unsure about should be precleared.

Non-Covered Securities

The following securities, commodities, currencies and instruments (and derivatives thereof) are considered Non-Covered Securities and are not subject to the Code requirements:

●	bank and term deposits
●	bonds and other direct debt instruments issued or guaranteed by the government of the UK, the US or governments of other developed countries
●	Commercial paper and investment grade short-term debt instruments, including repurchase agreements
●	premium bonds (UK specific)
●	direct investment or derivatives trading (such as futures and options) in:
○	physical commodities
○	currencies
○	interest rates
○	broad-based indices
○	crypto currencies (other than those in security token offerings or initial coin offerings)
●	regulated open-end funds (UCITS, NURS, US mutual funds, Australian managed investment schemes, etc.) unless Janus Henderson Products.
●	Non-Fungible Tokens (NFTs)

While the above securities, commodities, currencies and instruments are exempt from the specific preclearance requirements and investment restrictions set out in the Code, be aware that any type of trading that could result in a conflict arising is actively discouraged. This includes high levels of trading in Non-Covered Securities.

6 Any trade in a single-stock ETF/ETN will be treated as a trade in the underlying security.

Personal Code of Ethics

Beneficial Ownership

Definition of Beneficial Ownership

The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership (e.g., a share or investment club), please contact Compliance for further guidance.

Practical Application

You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

Personal Code of Ethics

Appendix 3 – Gifts, Entertainment and Other Benefits Limits, Thresholds and Guidelines

U.S. and North America Requirements

Limits and Thresholds

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)

Gifts	$50	$100	$100

Business Meals	$50	$300*	$1,500 (combined)
Entertainment	$50	$300*

Prohibitions

You may not receive any Entertainment that constitutes an “extraordinary” event, such as the Super Bowl, World

Series, College Football Playoff Semi-Final and Championship games, NBA Finals, NHL Finals, etc.

Additional Restrictions for Traders and Trade Operations

Employees in Trading and Trade Operations may only accept Entertainment in the form of reasonable Business Meals. Participation in other Entertainment is allowed with permission from and subject to conditions imposed by the applicable Head of Trading and Compliance.

Personal Code of Ethics

UK and Europe Requirements

Limits and Thresholds

The FCA has prohibited the receipt of anything other than “acceptable minor non-monetary benefits” in connection with the provision of an investment service or an ancillary service. Therefore, Employees in the UK and Europe may receive Gifts or Entertainment that do not qualify as acceptable minor non-monetary benefits only if the Gift or Entertainment is unrelated to the provision of an investment service or an ancillary service. In making this determination, Compliance will evaluate all relevant factors, including the Employee’s position, the nature of the Gifts or Entertainment and the nature of the Business Relationship. By way of example, a Gift or Entertainment, such as invitations to a sporting or social event, provided by a software vendor to a member of the Finance team would likely not be related to the provision of an investment service or an ancillary service. For any Gift or Entertainment that is determined to be unrelated to the provision of an investment service or an ancillary service, the limits and thresholds described below apply. For other Gifts or Entertainment, the stricter limits and thresholds outlined in the “Additional Restrictions” section apply. Regardless of how a Gift or Entertainment is categorized, the approver must consider the appropriateness of the receipt of the Gift or Entertainment by the Employee when reviewing for approval.

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)

Gifts	£10	£75	£75

Business Meals	£30	£225	£1,125 (combined)
Entertainment	£30	£225

Additional Restrictions for Front Office and Distribution Employees

The FCA has prohibited the receipt of anything other than “acceptable minor non-monetary benefits” in connection with the provision of an investment service or an ancillary service. Therefore, Employees in the Front Office and Distribution functions may only receive acceptable minor non-monetary benefits. Acceptable minor non-monetary benefits are those which are (1) capable of enhancing the quality of service provided to the client; (2) of a scale and nature that they could not be judged to impair Janus Henderson’s duty to act honestly, fairly and professionally in the best interests of the client; and (3) reasonable, proportionate and of a scale that is unlikely to influence Janus Henderson’s behaviour in any way that is detrimental to the interests of the relevant client.

For purposes of the Code, this is limited to participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service and hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training event. The following limits and thresholds apply.

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)

Gifts	Not permitted

Business Meals	£30	£125	£750

Entertainment*	Not permitted

* Includes golf days, cricket and football matches and attendance of concert or theatre events.

Personal Code of Ethics

Asia Pacific Requirements

Limits and Thresholds

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)
Australia

Gifts	AUD 100	AUD 299	AUD 299

Business Meals	AUD 100	AUD 299	AUD 1,500 (combined)
Entertainment	AUD 100	AUD 299
Hong Kong & PRC[7]

Gifts	HKD 300	HKD 1,000	HKD 1,000

Business Meals	HKD 1000	HKD 1,500	HKD 7,500 (combined)
Entertainment	HKD 300	HKD 1,500
Japan

Gifts	JPY 5,000	JPY 15,000	JPY 15,000

Business Meals	JPY 20,000	JPY 30,000	JPY 100,000 (combined)
Entertainment	JPY 5,000	JPY 20,000
Singapore

Gifts	SGD 50	SGD 200	SGD 200

Business Meals	SGD 120	SGD 250	SGD 1,250 (combined)
Entertainment	SGD 50	SGD 250

Additional Restrictions for Traders and Trade Operations

Employees in Trading and Trade Operations may only accept Entertainment in the form of reasonable Business Meals. Participation in other Entertainment is allowed with permission from and subject to conditions imposed by the applicable Head of Trading and Compliance.

7 For PRC, the amount is RMB equivalent.

Personal Code of Ethics

Appendix 4 – Policies for Independent Fund Trustees

The following provisions apply to the Independent Trustees of the Janus Investment Fund (JIF), the Janus Aspen Series (JAS), the Janus Detroit Street Trust (DST) and the Clayton Street Trust (CST) (each a “Trust” and together the “Trusts”) with respect to the Trusts they oversee.

You are a fiduciary to the Trusts you oversee and owe fiduciary duties of loyalty and care to them. In meeting those fiduciary duties, you are expressly prohibited from:

●	employing any device, scheme, or artifice to defraud the Trusts;
●

making to the Trusts any untrue statement of a material fact or omit to state to the Trusts a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

●	engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trusts; or
●	engaging in any manipulative practice with respect to the Trusts.

You are also required to adhere to the following more detailed requirements of the Code.

Personal Account Dealing Requirements

Account Disclosures

At the time of onboarding and annually thereafter, you must disclose any accounts which hold Janus Henderson Products and in which you have direct or Beneficial Ownership. You must certify annually that you adhered to this requirement.

Trades in Covered Securities

While you are not required to preclear trades in Covered Securities, you are prohibited from discretionary trading of a Covered Security in accounts in which you have direct or Beneficial Ownership when you knew or should have known that during the 15-day period immediately before or after your transaction (a) one of the Trusts you oversee purchased or sold the Covered Security; or (b) one of the Trusts you oversee or Janus Henderson considered purchasing or selling the Covered Security. Additionally, you must certify annually that you adhered to this requirement.

In the event there is such a transaction in Covered Securities, you must contact the Chief Compliance Officer so that you can complete the quarterly transaction report required under SEC Rule 17j-1(d)(2).

Trades in the Trusts

You are discouraged from engaging in short-term or speculative transactions in shares of the funds you oversee, where such trading is inconsistent with such fund’s intended use. You are also prohibited from trading in shares of the funds you oversee while in the possession of material non-public (inside) information concerning such funds. As needed, please contact the Trusts’ Chief Compliance Officer, Janus Henderson internal counsel, or your independent trustee counsel for advice and direction regarding the types of non-public information that may be considered material.

Trades in JHG Securities

You are prohibited from having direct or Beneficial Ownership of equity securities issued by Janus Henderson Group plc (JHG).

Communications with the Investment Team

You will receive regular information about the Trusts’ investment activities in general board meetings, in Diligent and in ongoing communications between Janus Henderson and the Trustees. In addition, Janus Henderson personnel respond to inquiries from Trustees, particularly as they relate to general strategy considerations or

Personal Code of Ethics

economic or market conditions affecting the funds you oversee. The U.S. Mutual Funds’ holdings disclosure policy specifically provides that, for legitimate business purposes, the Trustees may receive non-public information regarding the funds’ portfolio holdings. You should be sensitive to the potential conflicts of interest and reporting requirements (as noted above) that your receipt of that information may create with respect to your personal trading.

Gifts and Entertainment Received Requirements

You are prohibited from soliciting Gifts or Entertainment from Janus Henderson. While you are not required to disclose or obtain preapproval for Gifts or Entertainment received from Janus Henderson, you may not receive more than $100 in Gifts from Janus Henderson in a calendar year. In addition, you may not receive more than $300 value (or $600 value for you and a guest) in Entertainment from Janus Henderson for a given event. The aggregate value of all such Gifts and Entertainment received may not exceed $1,500 per calendar year. The limits apply to the total fair market value cost (not face value) of the outing, including meals, travel (airfare/ hotels/ cars), tickets, limo rides, etc. These limitations do not apply to meals served in conjunction with board meetings.